Exhibit 10.3

ALLIANCE FINANCIAL CORPORATION

RESTRICTED STOCK AGREEMENT

This sets forth the terms of the RESTRICTED STOCK AGREEMENT (“Agreement”), entered into as of the 27th day of January, 2009 by and between ALLIANCE FINANCIAL CORPORATION (“Company”) and John H. Watt, Jr., an employee of the Company or one of its subsidiaries (“Grantee”).

TERMS

1. Definition of Terms. For purposes of this Agreement, all defined terms, as indicated by the capitalization of the first letter of such term, shall have the meanings specified in the Alliance Financial Corporation 1998 Long Term Incentive Compensation Plan (“Plan”) to the extent not specified in this Agreement.

2. Restricted Stock Grant. Pursuant to the Plan and subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Grantee, and the Grantee accepts, 1,500 shares of Common Stock of the Company (“Restricted Stock”).

3. Restrictions. The shares of Restricted Stock are awarded to the Grantee on the condition that the Grantee remain in the employment of the Company or its subsidiaries during the Forfeiture Periods described below.

a. Except to the extent that the Forfeiture Period expires sooner pursuant to paragraph 3(b), the Forfeiture Period for all of the shares of Restricted Stock awarded pursuant to this Agreement shall expire on the seventh anniversary of the date of this Agreement. If the foregoing date occurs on a date that is not a normal business day of the Company, the date shall be deemed to occur on the next ensuing normal business day of the Company.

b. Notwithstanding the provisions of paragraph 3(a), the Forfeiture Period for 750 shares of Restricted Stock awarded pursuant to this Agreement shall expire on the date described in (i) or (ii) below, if the applicable date occurs prior to the seventh anniversary of the date of this Agreement:

i. if, for a period of at least fifteen consecutive trading days between the date of this Agreement and the third anniversary of the date of this Agreement, unrestricted shares of common stock of the Company have had a closing traded price on an established public market that equals at least 160 percent of the closing traded price of unrestricted shares of common stock of the Company on the date of this Agreement, then the Forfeiture Period described in this paragraph 3(b) shall expire on the first date on or after the third anniversary of the date of this Agreement on which unrestricted shares of common stock of the Company are traded on an established public market at a price that is at least equal to the closing traded price of unrestricted shares of common stock of the Company on the date of this Agreement; or

ii. if later than the third anniversary of the date of this Agreement, the fifteen consecutive trading date on which unrestricted shares of common stock of the Company have had a closing traded price on an established public market that equals at least 160 percent of the closing traded price of unrestricted shares of common stock of the Company on the date of this Agreement.

For purposes of this paragraph 3(b), only unrestricted shares of common stock of the Company that are traded by individuals and entities unrelated to the Company, its subsidiaries and its affiliates, and that are of the same type and class as the shares of Common Stock granted pursuant to this Agreement, shall be taken into account in determining if and when the applicable Forfeiture Period has expired. Subject to the other terms of this Agreement, if the Forfeiture Period for the shares of Restricted Stock described in this paragraph 3(b) does not expire prior to the seventh anniversary of this Agreement pursuant to this paragraph 3(b), then such Forfeiture Period shall expire on the seventh anniversary of this Agreement as provided in paragraph 3(a).

c. During the Forfeiture Period, the shares of Restricted Stock may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of, and the Grantee agrees not to sell, exchange, transfer, pledge or otherwise dispose of any of such shares, or attempt to do so, during the Forfeiture Period.

4. Termination. Except as provided in paragraphs 4(a), (b), (c) and (d) below, if the Grantee’s employment with the Company (or its subsidiaries) terminates prior to the expiration of the applicable Forfeiture Period, the Grantee shall, on the date employment terminates, forfeit and surrender to the Company the number of shares of Restricted Stock with respect to which the applicable Forfeiture Period is in effect on the date employment terminates.

a. If the Grantee dies, or terminates employment with the Company (or its subsidiaries) because of disability, before the expiration of a Forfeiture Period, the applicable Forfeiture Period on the Restricted Stock granted pursuant to this Agreement shall expire on the date of death, or on the date that employment terminates because of disability, provided such date is not less than four years subsequent to the date of this Agreement. If the date of death or disability is within four years of the date of this Agreement, the Board of Directors, in its sole discretion, may waive the Forfeiture Period as to any or all of the Restricted Stock.

b. If the Grantee’s employment with the Company (or its subsidiaries) terminates prior to the expiration of an applicable Forfeiture Period as a result of the Grantee’s planned retirement in good standing, as determined by the Board of Directors in its sole discretion, the applicable Forfeiture Period on the Restricted Stock granted pursuant to this Agreement shall expire on the date of such approved planned retirement.

c. If the Grantee’s employment with the Company (or its subsidiaries), or the successor of the Company (or its subsidiaries), terminates prior to the expiration of an applicable Forfeiture Period as a result of a termination of the Grantee’s employment for “Good Reason” within 12 months after a “Change of Control” of the Company, the applicable Forfeiture Period on the Restricted Stock granted pursuant to this Agreement shall expire on the date of such termination. For purposes of this paragraph 4(c), “Good reason” and “Change of Control” shall have the meanings below.

i. “Good Reason” shall mean a termination that is the direct result of an involuntary and material change in the Grantee’s title, duties, responsibilities and/or total compensation and benefits from the Company (or its subsidiaries), or the successor of the Company (or its subsidiaries).

ii. A “Change of Control” shall be deemed to have occurred if:

A. any “person,” including a “group” as determined in accordance with the Section 13(d)(3) of the Securities Exchange Act of 1934 (“Exchange Act”), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding securities;

B. as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination (a “Transaction”), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors or the board of directors of any successor to the Company;

C. the Company is merged or consolidated with another corporation and as a result of the merger or consolidation less than 70 percent of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of the Company, other than (A) affiliates within the meaning of the Exchange Act, or (B) any party to the merger or consolidation;

D. a tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding voting securities; or

E. the Company transfers substantially all of its assets to another entity that is not owned or controlled by the Company.

d. Notwithstanding the forgoing, the Board of Directors shall have the authority at any time to accelerate the time at which any or all or the restrictions set forth in this Agreement with respect to any or all shares of the Restricted Stock granted pursuant to under this Agreement shall expire.

5. Escrow. The certificate(s) of Restricted Stock granted to the Grantee shall be retained in escrow by the Company (or its designee) until the expiration of the applicable Forfeiture Period, at which time(s) certificate(s) without any restrictive legend affixed thereto shall be delivered by the Company (or its designee) to the Grantee. If shares of Restricted Stock are forfeited, the applicable certificate(s) of Restricted Stock shall be canceled of record.

6. Incidents of Ownership. During the Forfeiture Period, the Grantee shall have all the rights of a shareholder with respect to shares of Restricted Stock, including the right to vote such shares at any meeting of shareholders of Common Stock and the right to receive all dividends paid with respect to such shares, subject, however, to the restrictions set forth in this Agreement.

7. Internal Revenue Code Section 83(b) Election. The Grantee agrees, as a term and condition of receiving and accepting shares of Restricted Stock pursuant to this Agreement, not to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to such shares of Restricted Stock. If the Grantee or his legal representative makes such an election without the consent of the Company, all shares of Restricted Stock held by the Grantee or his legal representative at the time shall be forfeited and canceled of record.

8. Adjustments. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, the Board of Directors may make such adjustment equitably required in the number and kind of shares of Restricted Stock issued pursuant to this Agreement. Such adjustment shall be final and binding on the Company and the Grantee.

9. No Right To Continued Employment. This Agreement shall not confer upon the Grantee any right to continued employment with the Company (or its subsidiaries) nor shall it interfere, in any way, with the right of the Company to modify the Grantee’s compensation, duties, and responsibilities, or the Company’s authority to terminate the Grantee’s employment.

10. Withholding. The Company shall have the right to deduct any sums that federal, state or local tax laws require to be withheld upon the grant of Restricted Stock or upon the expiration of a Forfeiture Period. In the alternative, the Grantee may pay to the Company for deposit with the appropriate taxing authority, any amounts that federal, state or local tax laws require to be withheld upon the grant of Restricted Stock or upon the expiration of a Forfeiture Period.

11. Notices. All notices and communications under this Agreement shall be in writing and shall be given by personal delivery or by registered or certified mail, return receipt requested, addressed to the residence of the Grantee and to the principal office of the Company, or such other address as may be designated by the Company or the Grantee. Notice shall be deemed given upon personal delivery or upon receipt.

12. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Company, and the heirs, successors and permitted assigns of the Grantee.

13. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York. The Grantee agrees to accept as binding, conclusive and final all decisions and interpretations of the Board of Directors with respect to any questions that may arise under the Plan and this Agreement.

14. Acknowledgments by Grantee. The Grantee acknowledges that the Grantee has been advised, and that the Grantee understands, that:

a. This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933;

b. the grant of Restricted Stock pursuant to this Agreement may be subject to, or may become subject to, applicable reporting, disclosure and holding period restrictions imposed by Rule 144 under the Securities Act of 1933 and Section 16 of the Securities Exchange Act of 1934 (“Section 16”); and

c. shares could be subject to Section 16(a) reporting requirements as well as the short swing trading prohibition contained in Section 16(b) which precludes any profit taking with respect to any stock transactions which occur within any six-month period.

The Company has caused this Restricted Stock Agreement to be executed by its duly authorized officer, and the Grantee has executed this Agreement, both as of the day and year first written above.

ALLIANCE FINANCIAL CORPORATION

By:	/s/ Jack H. Webb
Jack H. Webb
Title:	Chairman, President and CEO

GRANTEE

/s/ John H. Watt, Jr.
John H. Watt, Jr.